Exhibit 23.1
Consent of Independent Auditor
We hereby consent to the incorporation by reference in this registration statement on Form S-8 of OceanaGold Corporation of our report dated February 18, 2026, relating to the consolidated financial statements of OceanaGold Corporation for the year ended December 31, 2025, which is incorporated by reference in OceanaGold Corporation’s 40-F initial registration dated March 27, 2026.
/s/PricewaterhouseCoopers LLP
Vancouver, Canada
April 7, 2026